Exhibit 5.1

Hitek Global Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

27 March 2020

Hitek Global Inc.

We have acted as Cayman Islands counsel to Hitek Global Inc. (the "Company") in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 as amended (the "Act") (including its exhibits, the "Registration Statement") related to the offering and sale of up to 5,000,000 Ordinary Shares of a par value of US$0.0001 each of the Company (the "Shares"). This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 3 November 2017 and the memorandum and articles of association of the Company as registered or adopted on 3 November 2017 (the "Memorandum and Articles") and the amended and restated memorandum and articles of association of the Company to be adopted by special resolution to be effective immediately before the listing of the Shares (the "Listing") (the "IPO Memorandum and Articles").
1.2	The written resolutions of the board of directors of the Company dated 3 October 2018 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.
1.3	The draft written resolutions of all the shareholders of the Company (the "Shareholder Resolutions") which includes a resolution to re-designate the authorised (and issued) share capital of the Company in the manner therein described effective on the Listing.

1

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").
1.5	The Registration Statement.
2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	All signatures, initials and seals are genuine.
2.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.
2.4	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.
2.5	The Company will receive money or money's worth in consideration for the issue of the Shares, and none of the Shares were or will be issued for less than par value.
2.6	The Shareholder Resolutions will be passed in the manner prescribed in the Memorandum and Articles and will not be amended, varied or revoked in any respect.
2.7	At the time of the Listing, the IPO Memorandum and Articles will be in full force and effect and will be unamended. Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.
3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability under the laws of the Cayman Islands.
3.2	Based solely on Director's Certificate and our review of the IPO Memorandum and Articles, upon the IPO Memorandum and Articles and the Shareholder Resolution becoming effective, the authorised share capital of the Company will be US$50,000 divided into 490,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001 each.
3.3	The Shares to be offered and issued by the Company as contemplated by the Registration Statement will be authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement, such Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

2

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.3, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
4.2	In this opinion letter, the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel, the holders of the Shares. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder
Maples and Calder

3